Exhibit 99.1

News Release

Aerojet Rocketdyne Holdings, Inc. Welcomes New General Counsel

EL SEGUNDO, Calif., Sept. 8, 2022 – Aerojet Rocketdyne Holdings, Inc. today announced that Acting General Counsel Joseph E. Chontos has been selected for promotion to Vice President and appointment as General Counsel and Corporate Secretary on September 8, 2022.

“Joe’s exceptional legal expertise has been a tremendous asset to Aerojet Rocketdyne since he joined the company as Deputy General Counsel,” said Aerojet Rocketdyne CEO and President Eileen P. Drake. “In his new role, Joe’s sound legal judgment and business acumen will be crucial as Aerojet Rocketdyne continues on its growth trajectory. I look forward to his leadership as our General Counsel,” continued Drake.

Mr. Chontos joined the company in 2018 as Deputy General Counsel and has served as Acting General Counsel since April, 2022. In his new role, he will manage all legal functions, including corporate, governance, litigation, employment, environmental, intellectual property, and other legal and regulatory compliance matters. The company’s Ethics and International Trade Compliance functions also report to Legal.

Mr. Chontos brings more than 25 years of experience advising and leading businesses. He previously served as Division Counsel at Northrop Grumman in Linthicum, Maryland. Prior to that, Mr. Chontos was Vice President and General Counsel at Electric Boat Corporation in Groton, Connecticut for 14 years.

Early in his career, he was an associate and then partner at Jenner & Block in Washington, D.C. Mr. Chontos began his legal career as an officer in the U.S. Army serving in the Office of the General Counsel of the Army at the Pentagon.

Mr. Chontos holds a Bachelor of Arts from the University of Virginia and a Juris Doctor from the University of Chicago Law School. He is a member of the Maryland and District of Columbia bars, and is also registered in-house counsel in California.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:

Investors: Kelly Anderson, investor relations 310-252-8155

Media: Steve Warren, vice president, communications 703-650-0278

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